Exhibit 10.1
SECOND AMENDMENT TO ROPER TECHNOLOGIES, INC.
DIRECTOR COMPENSATION PLAN

This Second Amendment to the Roper Technologies, Inc. Director Compensation Plan (the “Plan”) is made effective on June 10, 2019.

(1)	The first sentence of Section 5.2 of the Plan shall be amended and restated in its entirety to read as follows:

“Certain Eligible Participants shall be paid a Supplemental Annual Cash Retainer for service as independent chair of the Board or chair of a committee of the Board during a Plan Year, payable at the same times as installments of the Base Annual Cash Retainer are paid (including any deferred payment date pursuant to Section 5.5).”

(2)	Schedule I of the Plan shall be deleted in its entirety and replaced with the following revised Schedule I:

SCHEDULE I
DIRECTOR COMPENSATION SCHEDULE

The following shall become effective as of June 10, 2019

Base Annual Cash Retainer (all Non-Employee Directors): $60,000

Supplemental Annual Cash Retainers:

Chair of Audit Committee: $5,000
Chair of Compensation Committee: $5,000
Chair of Nominating and Corporate Governance Committee: $5,000
Independent Chair of the Board: $175,000

At the beginning of each calendar year, a Non-Employee Director may elect to accept some or all of her/his cash retainer(s) in Stock. The number of shares of Stock that equal the economic value of the portion of the cash retainer(s) elected to be received in Stock shall be calculated by using the weighted average closing price for the Stock over the fifteen trading days ending on the date of grant, which shall be the date that the Company pays the cash retainers to Non-Employee Directors.

Meeting Fees:

There are no fees for Board meetings or committee meetings.

Annual RSUs:
The number of RSUs that equal an economic value of $665,000 measured by using the weighted average closing price for the Stock over the fifteen trading days ending on the date of grant.

(3)	All other terms and conditions of the Plan shall remain in full force and effect.

/S/ John K. Stipancich
John K. Stipancich
Corporate Secretary